Exhibit 99.1

Ultra Petroleum Announces First Quarter 2017 Financial and Operating Results

HOUSTON, May 03, 2017 (GLOBE NEWSWIRE) -- Ultra Petroleum Corp. (NASDAQ:UPL) announces financial and operating results for the first quarter of 2017. Highlights:

  Successfully completed in-court restructuring and emerged from chapter 11, preserving significant value for existing equity holders and repaying creditors in full,
  Restructured company has significantly lower cost structure while retaining quality assets,
  Raised approximately $3.0 billion in exit financing,
  First quarter cash operating margins(10) improved to $2.33 per Mcfe, compared to $0.91 per Mcfe in the prior-year quarter, an improvement of 156%, and
  Revenues increased to $221.0 million, a 39% increase from the prior year quarter.

“Our focus during the quarter was to get out of bankruptcy as evidenced by the first three highlights listed above. We achieved that on April 12, 2017 while raising nearly $3.0 billion in exit financing. We were successful in preserving and maximizing value for all stakeholders,” commented Michael D. Watford, President, Chairman and CEO.

Benefits from Reorganization

Through the in-court restructuring process, we were able to materially improve our already low cost structure by eliminating legacy transportation costs and reducing gathering and processing fees and interest costs resulting in improved margins. The table below details these improvements:

	Annual Savings	Per Unit Improvement ($/Mcfe)

	($ Millions)	4Q15	4Q17E	Benefit
Transportation costs	$84	$0.29	$0.00	$0.29
Processing fees	$12	$0.31	$0.28	$0.03
Interest costs	$60	$0.59	$0.36	$0.23
Total benefit/Improved margin	$156	$1.18	$0.64	$0.55

The substantial cost savings contribute to a significant improvement in our margins of $156.0 million annually or $0.55 per Mcfe. This totals to a 36% improvement.

“These material savings improve the corporate economics of our extensive inventory of low-risk, repeatable drilling locations. After incorporating these savings, our margins are enhanced increasing our recycle ratio to 2.4 times exceeding that of most of our peers. We’ve provided an updated presentation on our website showing the favorable comparisons,” commented Watford.

Pro Forma Balance Sheet

As of the Effective Date, the company had the following secured and unsecured financings outstanding:

Description	Balance	Terms
Pro Forma Debt:	($ Millions)	Term	Rate
Term Loan, secured	$800	7 years	Libor + 300
2022 Notes, unsecured	$700	5 years	6.88%
2025 Notes, unsecured	$500	8 years	7.13%
Total debt at emergence	$2,000	6.7 yr avg.	5.86% avg.

$400MM Revolving Credit Facility, secured	-	~5 years

As of the Effective Date, the company issued shares of New Equity as follows:

Description	Shares	Ownership
Pro Forma Common Equity Shares:	(Millions)%
Existing equity holders	80.0	41%
High yield noteholders	70.6	36%
Rights offering	44.4	23%
Total	195.0	100%

“With a new capital structure, we are back to growing our business. We operated an average of two rigs for most of 2016 and have a plan for the remainder of 2017 where we grow to eight operated rigs. Fourth quarter 2017 production should be 25% greater than first quarter with funding from cash flow,” commented Watford.

First Quarter Results

During the first quarter of 2017, total revenues increased 39% to $221.0 million as compared to $159.4 million during the first quarter of 2016. For the first quarter of 2017, production of natural gas and oil was 64.0 billion cubic feet equivalent (Bcfe). The company’s production for the first quarter was comprised of 60.0 billion cubic feet (Bcf) of natural gas and 662.9 thousand barrels (Mbls) of oil and condensate.

During the first quarter of 2017, Ultra Petroleum’s average realized natural gas price was $3.15 per thousand cubic feet (Mcf) compared to $2.01 per Mcf for the first quarter of 2016. The company’s average realized oil and condensate price was $47.29 per barrel (Bbl) for the quarter ended March 31, 2017 as compared to $26.95 for the same period in 2016.

Ultra Petroleum reported adjusted net income(2) of $119.3 million, or $1.49 per diluted share for the quarter ended March 31, 2017. Ultra's reported net loss was $89.7 million, or $1.12 per diluted share.

Hedging Status

Ultra enters into hedges for volumes equivalent to a portion of expected future production volumes to increase the predictability of its cash flows and to help maintain a strong, flexible financial position. Ultra currently has hedged volumes equivalent to almost 50% of its expected remaining 2017 production at a weighted average price of $3.34 per Mcf. At March 31, 2017, Ultra has the following hedges in place:

NYMEX	Q2 2017	Q3 2017	Q4 2017	Total 2017
Natural Gas Swaps:
Volume (MMBtu)	48.0	53.0	18.0	119.0
$/MMbtu	$3.16	$3.17	$3.17	$3.17
$/Mcf	$3.34	$3.34	$3.34	$3.34

Operational Discussion

Ultra has updated its investor presentation. Please see www.ultrapetroleum.com under the Investors tab, “Events & Presentations” for the presentation entitled, “May 2017 Presentation”.

Wyoming - Operational Highlights

During the first quarter, Ultra Petroleum and its partners drilled 39 gross (31 net) Wyoming Lance wells and placed on production 34 gross (31 net) wells. The first quarter average initial production (IP) rate for new operated wells brought online was 6.0 million cubic feet equivalent (MMcfe) per day.  During April 2017, the IP rate for first eleven operated wells brought online was 7.3 MMcfe per day. The company produced a total of 59.3 Bcfe in Wyoming, averaging 659 MMcfe per day.

The company averaged 8.9 days to drill an operated well in the first quarter, as measured by spud to total depth (TD). Total days per well, measured by rig-release to rig-release, averaged 11.4 days in the first quarter, which compares to 11.6 days in the fourth quarter of 2016. These drilling times in 2017 were accomplished while drilling to an average depth of 14,325 feet, the deepest average ever drilled in Pinedale. This compares to an average depth of 13,958 feet during the last five years.

During the first quarter, we signed contracts for three additional rigs that will be added to the Pinedale fleet during the second quarter. These additions bring the total fleet to a count of 7 rigs and are a combination of rigs which were previously in our Pinedale fleet, or are being modified for our specific requirements in Pinedale.

Utah - Operational Highlights

During the first quarter of 2017, net production in Utah averaged 2,865 barrels of oil equivalent per day.

Pennsylvania - Operational Highlights

The company averaged 34 MMcf per day during the first quarter of 2017.

2017 Guidance and 2018 Early Look

Capital Investment: The drilling and completion capital budget for 2017 is $500.0 million and the total capital budget for 2017 is $525.0 million.

Production: Annual production for 2017 is expected to range between 290 and 300 billion cubic feet equivalent (Bcfe), compared to production of 281.7 Bcfe for 2016. Based on the company's guidance, approximately 96 percent of the company's production will come from the Rockies.

Price Realizations and Differentials: The company's realized natural gas price per Mcf is expected to average 4 to 5 percent below the NYMEX price due to regional differentials, before consideration of any hedging activity. Realized pricing for oil is expected to be approximately 5 to 6 percent less than the average NYMEX crude oil price.

Expenses: The following table presents the company's expected per unit of production expenses assuming a $3.25 per MMBtu Henry Hub natural gas price and a $50.00 per Bbl NYMEX crude oil price:

Costs Per Mcfe	2017
Lease operating expenses	$ 0.31 – 0.34
Operating lease expense	$ 0.07 – 0.07
Production taxes	$ 0.35 – 0.37
Gathering fees	$ 0.28 – 0.32
Transportation charges	$ 0.00 – 0.00
Depletion and depreciation	$ 0.50 – 0.56
General and administrative	$ 0.02 – 0.04
Interest expense (Apr-Dec)	$ 0.30 – 0.34
Total operating costs per Mcfe	$ 1.83 – 2.04

Income Tax: Ultra currently projects a zero book tax rate for 2017.

EBITDA: Based on a $3.25 per MMBtu Henry Hub natural gas price and a $50.00 per Bbl NYMEX crude oil price, the projected earnings before interest, taxes, depreciation, depletion and amortization (EBITDA) for full-year 2017 ranges between $650.0 million and $700.0 million.

2018 Preview: Based on the continuance of an eight rig operated program, the company expects approximately 25% growth in production for 2018 with projected EBITDA exceeding $800 million at current strip pricing.

Conference Call Webcast Scheduled for May 3, 2017

Ultra Petroleum’s first quarter 2017 results conference call will be available via live audio webcast at 11:00 a.m. Eastern Daylight Time (10:00 a.m. Central Daylight Time) Wednesday, May 3, 2017.  To listen to this webcast, log on to www.ultrapetroleum.com and follow the link to the webcast.  The webcast replay will be archived on Ultra Petroleum’s website.

Financial tables to follow.

Ultra Petroleum Corp.
Consolidated Statements of Operations (unaudited)
All amounts expressed in US$000's,
Except per unit data
	For the Three Months Ended
	March 31,
	2017	2016
Volumes
Natural gas (Mcf)	59,989,420	68,605,397
Oil and condensate (Bbls)	662,897	789,705
Mcfe - Total	63,966,802	73,343,627
Revenues
Natural gas sales	$188,851	$138,102
Oil sales	31,348	21,284
Other revenue	759	-
Total operating revenues	220,958	159,386
Expenses
Lease operating expenses	23,136	25,394
LGS operating lease expense	5,226	5,171
Production taxes	22,132	15,231
Gathering fees	20,929	22,450
Total lease operating costs	71,423	68,246
Transportation charges	-	23,555
Depletion and depreciation	31,753	30,848
General and administrative	200	2,422
Stock compensation	851	1,797
Total operating expenses	104,227	126,868

Other (expense) income, net	(147)	(1,695)
Restructuring expenses	-	(5,579)
Contract settlement expense	(52,707)	-
Interest expense	(85,447)	(49,903)
Deferred gain on sale of liquids gathering system	2,638	2,638
Unrealized (loss) on commodity derivatives	(13,218)	-
Total other (expense) income, net	(148,881)	(54,539)
Reorganization items, net	(57,546)	-
(Loss) before income taxes	(89,696)	(22,021)
Income tax provision (benefit) - current	2	(190)

Net (loss)	$(89,698)	$(21,831)

Contract settlement expense	52,707	-
Restructuring expenses	-	5,579
Reorganization items, net	57,546	-
Postpetition interest expense	85,338	-
Unrealized loss on commodity derivatives	13,218	-
Other	203	1,954
Adjusted net income (2)	$119,314	$(14,298)

Operating cash flow(1) (7) (8)	$149,280	$10,130
(see non-GAAP reconciliation)

Adjusted EBITDA(5)	$149,390	$65,423
(see non-GAAP reconciliation)

Weighted average shares (000's)(9)
Basic	80,018	79,967
Diluted	80,018	79,967

Earnings per share(9)
Net (loss) - basic	$(1.12)	$(0.27)
Net (loss) - diluted	$(1.12)	$(0.27)

Adjusted earnings per share(2)(9)
Adjusted net income (loss) - basic	$1.49	$(0.18)
Adjusted net income (loss) - diluted	$1.49	$(0.18)

Cash flow per share(1)(7)(8)(9)
Cash flow per share – basic	$1.87	$0.13
Cash flow per share - diluted	$1.87	$0.13

Realized Prices
Natural gas ($/Mcf)	$3.15	$2.01
Oil liquids ($/Bbl)	$47.29	$26.95

Costs Per Mcfe
Lease operating expenses	$0.36	$0.35
Operating lease expense	$0.08	$0.07
Production taxes	$0.35	$0.21
Gathering fees	$0.33	$0.31
Transportation charges	$0.00	$0.32
Depletion and depreciation	$0.50	$0.42
General and administrative - total	$0.02	$0.06
Interest expense(7)	$0.00	$0.68
	$1.64	$2.42

Note: Amounts on a per Mcfe basis may not total due to rounding.

Adjusted Margins
Adjusted Net Income Margin(3)	54%	-9%
Adjusted Operating Cash Flow Margin(4)(7) (8)	68%	6%
Adjusted EBITDA Margin(6)	68%	41%

Reconciliation of Earnings before Interest, Taxes, Depletion and Amortization (unaudited)
All amounts expressed in US$000's
The following table reconciles net (loss) as derived from the company’s financial information with earnings before interest, taxes, depletion and amortization and certain other non-recurring or non-cash charges (Adjusted EBITDA).

	For the Three Months Ended
	March 31,
	2017	2016

Net (loss)	$(89,698)	$(21,834)
Interest expense	85,447	49,903
Depletion and depreciation	31,753	30,848
Reorganization items, net	57,546	–
Contract settlement expense	52,707	–
Unrealized loss on commodity derivatives	13,218	–
Restructuring expenses	–	5,579
Deferred (gain) on sale of liquids gathering system	(2,638)	(2,638)
Stock compensation expense	851	1,797
Taxes	2	(190)
Other	202	1,958
Adjusted EBITDA(5)	$149,390	$65,423

Reconciliation of Operating Cash Flow and Net Cash Provided by Operating Activities (unaudited)
All amounts expressed in US$000's
The following table reconciles net cash provided by operating activities with operating cash flow as derived from the company’s financial information.

	For the Three Months Ended
	March 31,
	2017	2016

Net cash provided by operating activities	$171,359	$(3,690)
Net changes in operating assets and liabilities and other non-cash items(7)(8)	(22,079)	13,820
Net cash provided by operating activities before changes in operating assets and liabilities	$149,280	$10,130

The company reports its financial results in accordance with accounting principles generally accepted in the United States of America ("GAAP"). However, management believes certain non-GAAP performance measures may provide users of this financial information with additional meaningful comparisons between current results and the results of the company’s peers and of prior periods.

Management presents the following measures because (i) they are consistent with the manner in which the company's performance is measured relative to the performance of its peers, (ii) these measures are more comparable to earnings estimates provided by securities analysts, and (iii) charges or amounts excluded cannot be reasonably estimated and guidance provided by the company excludes information regarding these types of items. These adjusted amounts are not a measure of financial performance under GAAP.

(1) Operating Cash Flow is defined as Net cash provided by operating activities before changes in operating assets and liabilities and other non-cash items. Management believes that the non-GAAP measure of operating cash flow is useful as an indicator of an oil and gas exploration and production company's ability to internally fund exploration and development activities and to service or incur additional debt.  The company has also included this information because changes in operating assets and liabilities relate to the timing of cash receipts and disbursements which the company may not control and may not relate to the period in which the operating activities occurred. Operating cash flow should not be considered in isolation or as a substitute for net cash provided by operating activities prepared in accordance with GAAP.

(2) Adjusted Net Income is defined as Net income (loss) adjusted to exclude certain charges or amounts in order to exclude the volatility associated with the effects of non-recurring charges, non-cash mark-to-market gains or losses on commodity derivatives, non-cash ceiling test impairments and other similar items.

(3) Adjusted Net Income Margin is defined as Adjusted Net Income divided by Total operating revenues plus Realized gain (loss) on commodity derivatives, if any.

(4) Adjusted Operating Cash Flow Margin is defined as Operating Cash Flow divided by Total operating revenues plus Realized gain (loss) on commodity derivatives, if any.

(5) Earnings before interest, taxes, depletion and amortization (Adjusted EBITDA) is defined as Net income (loss) adjusted to exclude interest, taxes, depletion and amortization and certain other non-recurring or non-cash charges. Management believes that the non-GAAP measure of Adjusted EBITDA is useful as an indicator of an oil and gas exploration and production company's ability to internally fund exploration and development activities and to service or incur additional debt.  Adjusted EBITDA should not be considered in isolation or as a substitute for net cash provided by operating activities prepared in accordance with GAAP.

(6) Adjusted EBITDA Margin is defined as Adjusted EBITDA divided by Total operating revenues plus Realized gain (loss) on commodity derivatives, if any.

(7) For the quarter ended March 31, 2017, excludes accrued postpetition interest expense that represents interest for the period beginning April 29, 2016 through March 31, 2017.

(8) For the quarter ended March 31, 2017, reorganization items, net and contract settlement expense are considered non-recurring items and are excluded from operating cash flow.

(9) Subsequent to March 31, 2017 and in conjunction with emergence from chapter 11, the company issued shares of New Equity to holders of Existing Common Shares at a conversion ratio of 0.521562. As a result, the basic and fully diluted share counts have been presented to reflect this conversion as if it had occurred as of January 1, 2016.

(10) Cash operating margin is defined as Total operating revenues plus Realized gain (loss) on commodity derivatives per Mcfe, if any, less lease operating expense, operating lease expense, production taxes, gathering fees and transportation charges, per Mcfe.

About Ultra Petroleum

Ultra Petroleum Corp. is an independent energy company engaged in domestic natural gas and oil exploration, development and production. The company is listed on NASDAQ and trades under the ticker symbol “UPL”. Additional information on the company is available at www.ultrapetroleum.com.

This news release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The opinions, forecasts, projections or other statements, other than statements of historical fact, are forward-looking statements. Although the company believes that the expectations reflected in such forward-looking statements are reasonable, the company can give no assurance that such expectations will prove to have been correct. Certain risks and uncertainties inherent in the company’s business are set forth in its filings with the SEC, particularly in the section entitled “Risk Factors” included in its Annual Report on Form 10-K for the most recent fiscal year, its Quarterly Reports on Form 10-Q for the quarter ended March 31, 2017, and from time to time in other filings made by the company with the SEC. Risks and uncertainties related to operating the company’s business include, but are not limited to, increased competition, the timing and extent of changes in prices for oil and gas, particularly in Wyoming and Pennsylvania, the timing and extent of the company’s success in discovering, developing, producing and estimating reserves, the effects of weather and government regulation, availability of oil field personnel, services, drilling rigs and other equipment, as well as other factors listed in the reports filed by the company with the SEC. Full details regarding the selected financial information provided above will be available in the company’s report on Form 10-Q for the quarter ended March 31, 2017.

For further information contact:
Sandi Kraemer
Director, Investor Relations
Phone: 281-582-6613
Email: skraemer@ultrapetroleum.com